As filed with the Securities and Exchange Commission on October 10, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Echo Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1649949 (I.R.S. Employer Identification Number)

10 Forge Parkway, Franklin, Massachusetts (Address of Principal Executive Offices)	02038 (Zip Code)

Nonqualified Stock Option Agreement dated September 14, 2007 (Patrick Mooney)
Nonqualified Stock Option Agreement dated September 14, 2007 (Shawn Singh)
Nonqualified Stock Option Agreement dated September 14, 2007 (Harry G. Mitchell)
(Full Title of the Plan)

Harry G. Mitchell
Chief Operating Officer and Chief Financial Officer
Echo Therapeutics, Inc.
10 Forge Parkway
Franklin, Massachusetts 02038
(Name and Address of Agent for Service)
(508) 553-8850
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Stephen T. Burdumy, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
(215) 988-2700

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered (1)(2)	Per Share (3)	Offering Price (3)	Registration Fee (3)
Common Stock, $0.01 par value	1,250,000	$2.39	$2,987,500	$91.72

(1)	The 1,250,000 shares are comprised of the following shares:
•	500,000 shares issuable under the Nonqualified Stock Option Agreement dated September 14, 2007 (Patrick Mooney) (the “Mooney Plan”).

•	500,000 shares issuable under the Nonqualified Stock Option Agreement dated September 14, 2007 (Shawn Singh) (the “Singh Plan”).

•	250,000 shares issuable under the Nonqualified Stock Option Agreement dated September 14, 2007 (Harry G. Mitchell) (the “Mitchell Plan”).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, reclassifications or other similar events effected without the receipt of consideration.

(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the $2.39 per share exercise price of the options granted pursuant to the Mooney Plan, Singh Plan and Mitchell Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
       Echo Therapeutics, Inc. (the “Registrant”) will provide documents containing the information specified in Part I of form S-8 to Patrick Mooney, Shawn Singh and Harry G. Mitchell as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the instructions to Form S-8 and Rule 424 under the Securities Act, the Registrant is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the following documents:
1.	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 29, 2007.

2.	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed with the Securities and Exchange Commission on May 15, 2007.

3.	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on August 13, 2007.

4.	The Registrant’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 1, 2007, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on January 18, 2007, February 2, 2007, February 7, 2007, February 21, 2007, May 14, 2007, May 25, 2007, June 18, 2007, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on July 19, 2007, June 29, 2007, July 19, 2007, September 20, 2007, and October 3, 2007.

5.	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A12G filed with the Securities and Exchange Commission on August 22, 1997 and November 12, 1997, which incorporates such description from the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 25, 1997, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interest of Named Experts and Counsel.
          Not Applicable.
Item 6. Indemnification of Directors and Officers.
          Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.
          Article 7 of our Second Amended and Restated Articles of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Minnesota Business Corporation Act.

          Article 7 of our Amended and Restated Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act. Article 7 also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

          We maintain an insurance policy on behalf of the Registrant and our directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers, including liabilities that may arise under the Securities Act of 1933, as amended.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on August 11, 2006 (File No. 000-23017).

5.1	Opinion of BRL Law Group LLC.

23.1	Consent of BRL Law Group LLC (included in Exhibit 5.1).

23.2	Consent of Wolf & Company, P.C.

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

99.1	Nonqualified Stock Option Agreement by and between the Registrant and Patrick Mooney is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007 (File No. 000-23017).

99.2	Nonqualified Stock Option Agreement by and between the Registrant and Shawn Singh is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007 (File No. 000-23017).

99.3	Nonqualified Stock Option Agreement by and between the Registrant and Harry G. Mitchell is incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007 (File No. 000-23017).

Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Franklin, Commonwealth of Massachusetts on October 10, 2007.

ECHO THERAPEUTICS, INC.
By:	/s/ Harry G. Mitchell
Harry G. Mitchell
Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of Echo Therapeutics, Inc., hereby severally constitute Patrick T. Mooney and Harry G. Mitchell and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Echo Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 2007.

Signature	Title

/s/ Robert S. Langer Robert S. Langer, Sc.D.	Director

/s/ Patrick T. Mooney, M.D. Patrick T. Mooney, M.D.	Chief Executive Officer, Director

/s/ Shawn K. Singh Shawn K. Singh, JD	President (Interim), Director

/s/ Michael R. Wigley Michael R. Wigley	Director

/s/ Walter W. Witoshkin Walter W. Witoshkin	Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on August 11, 2006 (File No. 000-23017).

5.1	Opinion of BRL Law Group LLC.

23.1	Consent of BRL Law Group LLC (included in Exhibit 5.1).

23.2	Consent of Wolf & Company, P.C.

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

99.1	Nonqualified Stock Option Agreement by and between the Registrant and Patrick Mooney is incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007 (File No. 000-23017).

99.2	Nonqualified Stock Option Agreement by and between the Registrant and Shawn Singh is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007 (File No. 000-23017).

99.3	Nonqualified Stock Option Agreement by and between the Registrant and Harry G. Mitchell is incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007 (File No. 000-23017).